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                                                                    EXHIBIT 12.2

                             PACCAR Financial Corp.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       PURSUANT TO THE SUPPORT AGREEMENT
                         BETWEEN THE COMPANY AND PACCAR
                             (Thousands of Dollars)

                                                                Six Months Ended
                                                                    June 30
                                                            2000                  1999
                                                         -------------------------------
FIXED CHARGES
  Interest expense                                       $ 94,443               $ 69,313
  Facility and equipment rental                               478                    498
                                                         -------------------------------
TOTAL FIXED CHARGES                                      $ 94,921               $ 69,811
                                                         ===============================

EARNINGS
  Income before taxes                                    $ 29,576               $ 29,312
  Depreciation                                              4,550                  4,562
                                                         -------------------------------

                                                           34,126                 33,874
  Fixed charges                                            94,921                 69,811
                                                         -------------------------------

EARNINGS AS DEFINED                                      $129,047               $103,685
                                                         ===============================

RATIO OF EARNINGS TO FIXED CHARGES                          1.36x                  1.49x
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